Exhibit 10.35

THIS CONSULTING AGREEMENT made the 1st day of April, 2005.

BETWEEN:
ABERDENE MINES LIMITED, a company incorporated under the
the laws of Nevada and having its head office located at 1450 - 409
Granville Street Vancouver British Columbia V6C 1T2

( the "Company")

AND:
ANTHONY (TONY) R. HARVEY of 3024 Proctor Avenue West
Vancouver British Columbia V7V 1G1

(the "Consultant")

WHEREAS:

A.	The Company is engaged in the business of mineral exploration and development (the "Business");

B.	The Consultant has the qualifications and expertise to provide the services described in section 2.1 of this Agreement (the "Services");

C.	The Company wishes to engage the Consultant to provide the Services;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained it is agreed between the parties hereto as follows:

NOW THEREFORE THIS AGREEMENT WITNESSES that the parties mutually agree as follows:

1.	ENGAGEMENT

Subject to the terms and conditions of this Agreement the Company engages the Consultant to provide the Services.

The Consultant's obligation to perform the Services and the Company's obligation to pay the remuneration to the Consultant will commence on April 1, 2005 (the "Effective Date") and will continue for an indefinite term (the "Term") unless earlier terminated in accordance with Article 5.

2.	SERVICES

2.1	The Consultant will use his best efforts to provide the Services which include but are not limited to:
(a)

position the Company to attract a major mining company as a joint venture partner in the development of the Company's copper property in Nevada (the "Nevada Property") and/or negotiate an acquisition of the Company or the Nevada Property by a major mining company;

	(b)	work with the Company's geological team to develop drill targets and a development plan in respect of the Nevada Property;
	(c)	identify and assist the Company in employing or retaining key personnel that the Company will need to fulfill its strategic plan;
	(d)	introduce the Company to potential strategic partners; and
	(e)	identify and secure funding sources for the Company.

2.2

The Consultant will perform the Services in a diligent, professional, and efficient manner to preserve and enhance the Company's corporate image and will faithfully devote the time, effort, and ability necessary to perform the Services.

3.	CONSIDERATION

3.1

In consideration of the Services, the Company will grant the Consultant an incentive stock option to purchase up to 500,000 shares of common stock of the Company exercisable for five years at a price of US$0.30 per share. The stock option will be granted to the Consultant under a separate stock option agreement.

3.2

Upon the occurrence of either of the following events, the Company will grant the Consultant a second incentive stock option to purchase up to 500,000 additional shares of common stock of the Company exercisable for five years at the market price of the Company's shares at the time of grant:

	(a)	the Company enters into a joint venture with a major mining company on terms and conditions approved by the Company's Board of Directors; or

	(b)	the Company or the Nevada Property is acquired by a major mining company.

The second stock option will be granted to the Consultant under a separate stock option agreement.

4.	RELATIONSHIP OF THE PARTIES

4.1

The Services to be performed by the Consultant are personal in character and neither this Agreement nor any rights or benefits arising thereunder are assignable by the Consultant. In performing the Services, the Consultant will operate as, and will have the status of, independent consultant and will not act or hold itself out as, or be an agent of, the Company.

5.	TERMINATION

5.1	The Company may terminate this Agreement without cause at any time by giving 30 days prior written notice to the Consultant.

5.2

The Company may terminate this Agreement without prior advance notice on the occurrence of any default by the Consultant by giving written notice to the Consultant specifying the nature of the default. A default will be defined as the occurrence of any one or more of the following, any of which is deemed to be "just cause" for termination of this Agreement:

	(a)	the Consultant's continued failure or negligence to perform any of the Services in the manner or within the time required or the continued breach of or default in any of the Consultant's covenants, duties, or obligations 30 days after the Company delivers a written demand for substantial performance to the Consultant, which demand specifically identifies the manner in which the Consultant has not performed the Services or the nature of the breach or default;

(b)

the Company acting reasonably determines the Consultant has violated the confidentiality of any information as provided for in this Agreement or has become of unsound mind or is declared incompetent to handle his own personal affairs;

	(c)	any dishonesty or misconduct on the part of the Consultant that materially affects the Company;
	(d)	the conviction of the Consultant for any crime involving moral turpitude, fraud, or misrepresentation; or
	(e)	the Consultant becomes bankrupt or makes any arrangement or composition with his creditors.

On termination of this Agreement for any reason, the Consultant will immediately deliver to the Company all data and documents pertaining to the Company or its affiliates (collectively, the "Companies") or their business and affairs, including without limitation all correspondence, reports, records, contracts, and data bases related to the Companies, and anything included in the definition of "Confidential Information" set out in section 6.1 of this Agreement.

5.3	At the request of the Company, on termination of this Agreement for any reason, the Consultant will forthwith resign any position that he then holds with the Company or any of their affiliates.

6.	CONFIDENTIALITY AND NON-COMPETITION

6.1	For the purposes of this Article 6, "Confidential Information" includes without limitation:
(a)

trade secrets concerning the business and affairs of the Companies, data, know-how, ideas, past and current supplier and customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related formulae, compositions, processes, improvements, devices, inventions, discoveries, concepts, designs, methods, and information), and any other information, however documented, that is a trade secret; and

(b)

information concerning the business and affairs of the Companies, which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, and personnel training and techniques and materials, however documented; and

(c)

records, memoranda, notes, analyses, compilations, reports, studies, summaries, manuals, and other material prepared by or for the Companies containing or based, in whole or in part, on any information included in the foregoing.

6.2

The Consultant acknowledges and agrees that all Confidential Information delivered to or prepared, produced, compiled, developed, known, or obtained by the Consultant, directly or indirectly, whether before or after the date hereof, belongs exclusively to the Companies, which will be entitled to all rights, interests, profits, or benefits in respect thereof.

6.3

The Consultant will not disclose at any time any Confidential Information to any person, firm, partnership, corporation, or business not expressly authorized in writing by the Company for that purpose. The Consultant will comply with any directions that the Company may make to ensure the safeguarding or confidentiality of all Confidential Information.

6.4

The Consultant will not disseminate or distribute any of the Confidential Information to the media, members of the public, shareholders of the Company, prospective investors, members of the investment or brokerage community, securities regulators, or any other third party, without the Company first reviewing and approving the Confidential Information before dissemination or distribution.

6.5

The Consultant will not make any copies, summaries, or other reproductions of any Confidential Information without the Company's express written permission, provided that the Company permits the Consultant to maintain one copy of the Confidential Information for his own use during the Term.

6.6	The Consultant will not, either directly or indirectly, use for his own benefit or for the benefit of any third party any Confidential Information.

6.7

The Consultant acknowledges and agrees that Confidential Information is and will be of a special and unique character, the loss of which cannot be reasonably, readily, or accurately calculated in monetary terms. Accordingly, the Companies will be entitled to injunctive or other equitable relief to prevent or cure any breach or threatened breach of this Agreement by the Consultant. Resort to equitable relief, however, will not be construed to be a waiver of any other right or remedy that the Companies may have for damages or otherwise.

6.8

The Consultant agrees that during the Term and any renewal term and for a period of two years following the date of termination of this Agreement, he will not, either for himself or for any other person:

(a)

encourage or entice any persons who are employees or full-time independent contractors of the Companies (collectively, "Service Providers") at any time during the Term or any renewal term, or who were Service Providers at any time within the 30 days preceding the date of this Agreement, to seek employment or service with persons other than the Companies; or

(b)

offer employment or service or contracts, directly or indirectly, to any persons who are Service Providers at any time during the Term or any renewal term, or who were Service Providers at any time within the 30 days preceding the date of this Agreement; or

	(c)	in any way interfere with the relationship between the Companies and any Service Providers;
(d)

induce or attempt to induce any customer, supplier, or business relation of the Companies to cease doing business with any of the Companies, or in any way interfere with the Companies' relationship with any customer, supplier, or business relation of the Companies.

6.9

If the Consultant breaches any of the provisions of this Article 6, the Companies or any of them will be entitled to damages from the Consultant and, in addition to its rights to damages and any other rights any of the Companies may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Article 6, it being agreed that money damages alone would be inadequate to compensate the Companies and would be an inadequate remedy for such breach. The remedies afforded to the Companies by this Agreement will be cumulative and not alternative and will be in addition to and not in substitution for any other rights and remedies available to the participants at law or in equity, including the remedy of injunctive relief.

7.	OTHER INTERESTS

7.1

The Company is aware that the Consultant has now and will continue to have financial interests in other companies and businesses and the Company recognizes that these companies and businesses will require a certain portion of the Consultant's time. The Company agrees that the Consultant may continue to devote time to those outside interests, provided that those interests do not conflict with in any way the time required for the Consultant to perform his duties under this Agreement.

8.	NOTICES

8.1

Any notice required or permitted to be given under the provisions of this Agreement must be in writing and may be given by delivering it or by mailing it by prepaid, registered, or certified mail or by sending it by fax or other similar form of communication, in each case addressed as follows:

	(a)	If to the Company at:

1450 - 409 Granville Street
Vancouver, British Columbia
V6C 1T2
Attention: Brent Jardine

Fax No.: 604 669-3797

	(b)	If to the Consultant at:

3024 Proctor Avenue
West Vancouver, British Columbia
V7V 1G1
Attention: Anthony (Tony) R. Harvey

Fax No.: 604 925-9842

8.2

Any notice, if delivered, will be deemed to have been given and received on the day it was delivered, and if mailed, will be deemed to have been given and received on the fifth business day following the day of mailing, except that if postal service is disrupted, any notice will be deemed to be received only when actually received and, if sent by fax or other similar form of communication, will be deemed to have been given or received on the day it was so sent.

8.3

Any party may at any time give to the other party notice in writing of any change of address of the party giving such notice and from and after the giving of such notice, the address or addresses specified will be deemed to be the address of such party for the purposes of giving notice.

9.	FURTHER ASSURANCES

9.1

Each party will at any time and from time to time, on the request of the other, sign and deliver other documents and do other things that the other party may reasonably request to evidence, carry out, and give full effect to the terms, conditions, intent, and meaning of this Agreement.

10.	ENUREMENT

10.1

This Agreement is binding on the parties to this Agreement, and will enure to the benefit of the Companies and their successors and assigns, and the Consultant, his heirs, personal representatives, and permitted assigns.

11.	WAIVER

11.1

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,

(a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;
(b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c)

no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving the notice or demand to take further action without notice or demand as provided in this Agreement.

12.	SEVERABILITY

12.1

If any provision of this Agreement is determined to be void or unenforceable in whole or in part, that provision will be deemed not to affect or impair the validity of any other provision of this Agreement and the void or unenforceable provision will be severable from this Agreement.

13.	GOVERNING LAW

13.1	This Agreement will be governed by and construed in accordance with the laws of British Columbia and the parties irrevocably attorn to the courts of British Columbia.

IN WITNESS WHEREOF the parties have signed this Agreement as of the day and year first above written.

ABERDENE MINES LIMITED

Per:

/s/ Brent Jardine
Brent Jardine, President

/s/ Anthony (Tony) R. Harvey
ANTHONY (TONY) R. HARVEY